Thor Announces Record Preliminary Sales For Third Quarter; Improved Backlog

ELKHART, Ind., May 2, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record preliminary sales, as well as an improved backlog for the third quarter and nine months ended April 30, 2013. The third quarter was the first time in the Company's history in which quarterly sales exceeded $1 billion.

Preliminary consolidated sales in the third quarter were a record $1.05 billion, up 13.3% from $926.5 million in the third quarter last year. RV sales were $929.3 million, up 15.1% from $807.2 million in last year's third quarter. Towable RV sales for the third quarter were $742.1 million, up 9.1% from $680.5 million in the third quarter of fiscal 2012. Motorized RV sales in the third quarter increased 47.8% to $187.2 million from $126.7 million in the same quarter a year ago. Bus sales were flat at $119.2 million compared to $119.3 million in the third quarter last year.

For the nine months ended April 30, 2013, preliminary consolidated sales were $2.67 billion, up 21.4% from $2.20 billion last year. RV sales were $2.33 billion, up 24.6% from $1.87 billion last year. Towable RV sales for the nine months were $1.90 billion, up 17.3% from $1.62 billion last year. Motorized RV sales rose to $423.2 million, up 72.0% from $246.1 million last year. Bus sales were $338.4 million, up 3.6% from $326.6 million last year.

Consolidated backlog on April 30, 2013 was $849.2 million, up 28.0% from last year. RV backlog was $649.6 million, up 44.9% from the end of the third quarter of fiscal 2012. Towable RV backlog increased 27.1% to $439.6 million and motorized RV backlog more than doubled to $210.0 million. Bus backlog was $199.6 million, down 7.2% from the end of the third quarter of fiscal 2012.

"Thor achieved record sales for the third quarter of fiscal 2013 based on the strength of the overall RV market and in particular, the growing recovery of the motorized RV market. We have seen improving retail traffic and increased dealer optimism as signs of a healthy market entering the seasonally important spring and summer selling period," said Peter B. Orthwein, Thor Chairman & CEO. "Although we are still in very competitive environments in both RVs and Buses, we believe Thor is positioned well to support future growth in both of our businesses. We expect to report our third-quarter operating results on June 6," he added.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of buses and commercial vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended January 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com